EXHIBIT 99.1



THE STRIDE RITE CORPORATION                           June 28, 2005
NEWS RELEASE                                          FOR IMMEDIATE RELEASE

        CONTACT:      Frank A. Caruso, Chief Financial Officer - (617)-824-6611


                       STRIDE RITE REPORTS SECOND QUARTER
                         AND SIX MONTH FINANCIAL RESULTS

     Lexington, MA, June 28, 2005 - The Stride Rite Corporation (NYSE: SRR) today reported financial results for its 2005 second fiscal quarter and six months ended June 3, 2005.

     Net sales for the second quarter of fiscal 2005 decreased 3% to $159.6 million from $165.0 million in the comparable quarter in fiscal 2004. Operating income in the second quarter of 2005 was $18.2 million, a 4% decrease from the prior year's quarter. Net income for the second quarter was $11.8 million, or $0.32 per diluted share, as compared to net income of $11.9 million, or $0.30 per diluted share, in last year's second quarter.

     For the first six months of fiscal 2005, net sales were $310.2 million, an increase of 3% from net sales of $301.1 million for the same period in fiscal 2004. Net income for the first half of fiscal 2005 was $19.9 million, an increase of 3% from $19.4 million in the comparable period in 2004. Diluted earnings per share were $0.54 in the first half of fiscal 2005 compared to $0.49 in the first half of fiscal 2004.

     Second quarter sales of the Stride Rite Children's Group were up 3% compared to the second quarter of fiscal 2004. The Children's Group company-owned retail stores had a sales increase of 7% for the second quarter over the same period of fiscal 2004. Sales at comparable Children's Group retail stores increased 1.9% in the second quarter reflecting, in part, the timing of the earlier Easter holiday. For the first six months, our net store count was 259, up 8 stores. Children's Group wholesale sales decreased 5% during the same period. Sales of the Sperry Top-Sider and International increased 17% and 12%, respectively, in the second quarter of fiscal 2005 from the comparable period of fiscal 2004. Sales of the Keds and Tommy Hilfiger Footwear brands decreased 15% and 14%, respectively, in the second quarter from the comparable period in fiscal 2004.

     Gross profit was 40.8% of sales in the second quarter of fiscal 2005, an improvement of 2.3 percentage points over the same period last year, due principally to fewer Keds closeout sales and lower markdown allowances. Operating expenses in the second quarter of 2005 increased 5% compared to the prior year. As planned, the major operating cost increases for the quarter related to the Stride Rite Children's Group retail store expansion and higher advertising costs.

     The quarter-end balance sheet was solid. Accounts receivable was down 8% from last year and days sales outstanding (DSO) was 42 days. Inventories increased 22% compared to last year, with the growth related predominantly to higher levels of in-line styles. Quarter-end net cash and marketable securities were $70 million and the Company has no outstanding debt.

     David M. Chamberlain, Chairman and Chief Executive Officer, commented, "The quarterly sales were heavily impacted by the Keds transition to an upscale active lifestyle brand. Keds sales were down 15% for the quarter and 4% for the six-month spring season, resulting primarily from our strategic decision to significantly reduce value channel and closeout business as we reposition the brand as higher-priced and aspirational, with improved styling. We enjoyed solid success in the premium department and specialty stores, while the mid-tier channels had slower sales than anticipated as a result of higher pricing. We will continue the advertising campaign featuring Mischa Barton of `The O.C.' into the fall season as part of our brand building strategy to attract younger customers.

     The Stride Rite's Children's Group had a strong six month spring season with sales up 7%, retail sales up 13% and comparable store sales up 4.4%. Sperry Top-Sider sales were up 23% for the six-month period with an increase in men's and women's product sales. Tommy sales, excluding PRO-Keds which is now licensed, were down 8% for the six months primarily due to a decline in men's product sales. International was up 21% for the six month spring season."

     Mr. Chamberlain concluded, "We believe our strategies are sound and our products are right. We remain particularly enthusiastic about our pending acquisition of Saucony, which will provide a new platform for growth in the performance athletic segment. As we move into the second half, we are reaffirming our 2005 full-year guidance of 3-5% growth in sales and 5-10% growth in earnings."

     A summary of sales and net income for the second quarter (unaudited) is provided below. A more detailed balance sheet and income statement follows this release.


                                    (in thousands, except per share amounts)
                                      For the Quarter    For the Six Months
                                           Ended                Ended

                                       June 3,    May 28,   June 3,    May 28,
                                         2005      2004      2005        2004
                                         ----      ----      ----        ----

 Net sales                             $159,642   $165,009  $310,232   $301,142
 Net income                              11,752     11,900    19,913     19,384
 Net income per common share:
    Diluted                                 .32        .30       .54        .49
    Basic                                   .32        .31       .55        .50
 Average common shares used in per
   share computations:
    Diluted                              37,185     39,450    37,075     39,887
    Basic                                36,175     38,637    36,091     39,029

     The Stride Rite Corporation markets the leading brand of high quality children's shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, Sperry Top-Sider, Tommy Hilfiger, Grasshoppers and Munchkin. Information about the Company is available on our website - www.strideritecorp.com. The Company will provide a live webcast of its second quarter conference call. The live broadcast of Stride Rite's quarterly conference call will be available on the Company's website and at www.streetevents.com, beginning at 10:00AM ET on June 28, 2005. An on-line replay will follow shortly after the call and will continue through July 5, 2005. Information about the Company's brands and product lines is available at www.striderite.com, www.keds.com and www.sperrytopsider.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This announcement includes forward-looking statements which reflect our current views with respect to the future events or financial performance discussed in the release, based on management's beliefs and assumptions and information currently available. When used, the words "believe", "anticipate", "estimate", "project", "should", "expect", "appear" and similar expressions, which do not relate solely to historical matters identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future events or performance, which may be affected by known and unknown risks, trends and uncertainties. Should one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those anticipated, projected or implied. Factors that may cause such a variance include, among others: the pending acquisition of Saucony may not be consummated; the opening of new stores may be delayed; the volume of anticipated sales may decline; revenues from new product lines may fall below expectations; the launch of new product lines may be delayed; new retail concepts may not achieve expected results; general retail sales trends may be below expectations; current license agreements may be terminated; consumer fashion trends may shift to footwear styling not currently included in our product lines; our retail customers, including large department stores, may consolidate or restructure operations resulting in unexpected store closings; and additional factors discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements. .

                                        4
                          The Stride Rite Corporation
                       Summarized Financial Information
             for the periods ended June 3, 2005 and May 28, 2004

                            Statements of Income

   (in thousands)                   Second Quarter        Six Months
                                    2005      2004      2005      2004
                                    ----      ----      ----      ----
                                     (Unaudited)          (Unaudited)
    Net sales                     $159,641  $165,009   $310,232  $301,143
    Cost of sales                   94,430   101,507   184,489   184,628
                                  --------- ---------  --------  --------
    Gross profit                    65,211    63,502   125,743   116,515
    Selling and administrative      47,028    44,589    94,479    85,929
     expenses                     --------- ---------  --------  --------
    Operating income                18,183    18,913    31,264    30,586
    Other income, net                  208       321       370       740
                                  --------- ---------  --------  --------
    Income before income taxes      18,391    19,234    31,634    31,326
    Provision for income taxes       6,639     7,334    11,721    11,942
                                  --------- ---------  --------  --------
    Net income                     $11,752   $11,900   $19,913   $19,384
                                  ========= =========  ========  ========


                              Balance Sheets

                                               2005      2004
                                               ----      ----
    Assets:                                     (Unaudited)
    Cash and cash equivalents                $30,376   $17,324
    Marketable securities                     40,000    62,250
    Accounts receivable                       73,079    79,278
    Inventories                               98,476    80,749
    Deferred income taxes                     15,134    15,178
    Other current assets                      11,179    10,734
                                            --------- ---------
         Total current assets                268,244   265,513
    Property and equipment, net               51,758    57,793
    Other assets                              13,104    13,193
                                            --------- ---------
         Total assets                       $333,106  $336,499
                                            ========= =========
    Liabilities and Stockholders'
    Equity:
    Current liabilities                       52,908    58,456
    Deferred income taxes and                 16,767    13,989
         other liabilities
    Stockholders' equity                     263,431   264,054
                                            --------- ---------
      Total liabilities and                 $333,106  $336,499
          stockholders' equity              ========= =========